PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FIRST TRUST SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND

WHEATON, IL -- (BUSINESS WIRE) -- August 14, 2013 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) intends to host a conference call with Confluence Investment Management, LLC ("Confluence"), the Fund's investment sub-advisor, on WEDNESDAY, AUGUST 28, 2013, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 19808671. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; International (404) 537-3406; and Passcode # 19808671. The replay will be available after the call until 11:59 P.M. Eastern Time on Saturday, September 28, 2013.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to provide attractive total return. The Fund pursues these investment objectives by investing at least 80% of its managed assets in a portfolio of securities of specialty finance and other financial companies that the Fund's investment sub-advisor believes offer attractive opportunities for income and capital appreciation.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $73 billion as of July 31, 2013, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Confluence Investment Management LLC ("Confluence"), an SEC registered investment advisor, serves as the Fund's investment sub-advisor. The investment professionals at Confluence have over 80 years of aggregate portfolio management experience. Confluence provides portfolio management and advisory services to both institutional and individual clients. As of June 30, 2013, Confluence managed or supervised over $1.8 billion in assets.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FGB by Monday, August 26, 2013, 6:00 P.M. Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Investment in this Fund involves management risk; sub-advisor risk; value investing risk; income risk; specialty finance and other financial companies risks; common stock risk; preferred stock and trust preferred securities risk; convertible securities risk; fixed-income securities risk; lower grade and distressed securities risk; business development company risk; REIT, mortgage-related and asset-backed securities risks; infrastructure trust risk; income trust and master limited partnership risks; tax risks; non-U.S. securities risk; currency risk; liquidity risk; leverage risk; non-diversification risk; inflation/deflation risk; market discount from net asset value risk; and market disruption risk.

Financial Sector Concentration Risk: Under normal market conditions, the Fund will invest at least 25% of its total assets in securities of companies within industries in the financial sector. A fund concentrated in a single industry or group of industries is likely to present more risks than a fund that is broadly diversified over several industries or groups of industries. Compared to the broad market, an individual sector may be more strongly affected by changes in the economic climate, broad market shifts, moves in a particular dominant stock, or regulatory changes. Specialty Finance and other financial companies in general are subject to extensive government regulation, which may change frequently. The profitability of specialty finance and other financial companies is largely dependent upon the availability and cost of capital funds, and may fluctuate significantly in response to changes in interest rates, as well as changes in general economic conditions. From time to time, severe competition may also affect the profitability of specialty finance and other financial companies. Financial companies can be highly dependent upon access to capital markets and any impediments to such access, such as general economic conditions or a negative perception in the capital markets of a company's financial condition or prospects could adversely affect its business. Leasing companies can be negatively impacted by changes in tax laws which affect the types of transactions in which such companies engage.

REIT, Mortgage-Related and Asset-Backed Securities Risks: Investing in REITs involves certain unique risks in addition to investing in the real estate industry in general. REITs are subject to interest rate risks (especially Mortgage REITs) and the risk of default by lessees or borrowers. An Equity REIT may be affected by changes in the value of the underlying properties owned by the REIT. A Mortgage REIT may be affected by the ability of the issuers of its portfolio mortgages to repay their obligations. REITs whose underlying assets are concentrated in properties used by a particular industry are also subject to risks associated with such industry. REITs may have limited financial resources, their securities may trade less frequently and in a limited volume, and their securities may be subject to more abrupt or erratic price movements than larger company securities. In addition to REITs, the Fund may invest in a variety of other mortgage-related securities, including commercial mortgage securities and other mortgage-backed instruments. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates, and may reduce the market value of the securities. In addition, mortgage-related securities are subject to prepayment risk-the risk that borrowers may pay off their mortgages sooner than expected, particularly when interest rates decline. This can reduce the Fund's returns because the Fund may have to reinvest that money at lower prevailing interest rates. The Fund's investments in other asset-backed securities are subject to risks similar to those associated with mortgage-backed securities, as well as additional risks associated with the nature of the assets and the servicing of those assets.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.